UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2014

BIOCEPT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36284	80-0943522
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5810 Nancy Ridge Drive, San Diego, CA 92121

(Address of principal executive offices) (Zip Code)

(858) 320-8200

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Executive Compensation; Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 13, 2014, our Compensation Committee awarded discretionary cash bonuses to the following named executive officers:

Cash Bonus
Michael W. Nall	$100,000
William G. Kachioff	$20,000
Lyle J. Arnold	$25,000
Farideh Z. Bischoff	$25,000

Mr. Nall’s bonus award took recognition of and was inclusive of a contractual $100,000 cash bonus to which he might have been entitled under the terms of his August 26, 2013 employment agreement had our initial public offering closed by January 2014 instead of in February 2014. Mr. Kachioff’s bonus award was in addition to a $30,000 cash bonus to which he had become entitled under the terms of his August 1, 2011 employment agreement and which had previously been paid to him.

In addition, on March 13, 2014, our Compensation Committee increased the annual salary rate of Mr. Kachioff from $240,000 to $260,000, effective immediately. (His annual salary rate had previously, pursuant to his August 1, 2011 employment agreement, been increased from $215,000 to $240,000 by virtue of the closing of our initial public offering.)

In addition, on March 13, 2014, our Compensation Committee increased the annual salary rate of Dr. Bischoff from $163,218 to $200,000, effective immediately.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 17, 2014

BIOCEPT, INC.
By:	/s/ William G. Kachioff
Name:	William G. Kachioff
Title:	Chief Financial Officer